Exhibit 99.1

FOR IMMEDIATE RELEASE

October 10, 2006

Owens & Minor will Record a $4.5 Million Charge

to Increase its Allowance for Doubtful Accounts

in its Direct-to-Consumer Business

RICHMOND, VA….October 10, 2006…Owens & Minor (NYSE-OMI) announced today that it will record an additional allowance for doubtful accounts receivable associated with its direct-to-consumer business of $4.5 million in the third quarter ended September 30, 2006.

Since Owens & Minor acquired Access Diabetic Supply, LLC (“Access”) in early 2005, its customer base has nearly tripled. This rapid growth, in conjunction with a lengthy collection cycle, created pressure on existing systems and processes leading to a deterioration in collections in recent months. Consequently, the company determined the need for an unanticipated $4.5 million increase in its allowance for doubtful accounts. The company is taking steps to ensure that processes and systems are sufficient to support continued growth. Access is implementing recommendations from an industry consulting firm, including process and system changes, and has also hired an industry veteran, skilled in managing similar portfolios of receivables and in implementing process changes.

“Although the direct-to-consumer effort is a small part of our business at this point, our team at Access has built the customer base very rapidly, resulting in some growing pains along the way,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We have taken immediate steps to improve systems and processes so that we keep pace with this growing business and return collections to their historical levels. Opportunities in the direct-to-consumer sector remain strong.”

Turning to Owens & Minor’s acute care distribution business, during the third quarter the company substantially completed the signup phase associated with its new contract with Novation, signed a new five-year agreement with Broadlane, and completed the purchase of certain assets of the acute-care distribution business of McKesson Medical-Surgical, a business unit of McKesson Corporation. “Our core distribution business is demonstrating strong momentum, and we are pleased to have new agreements in place with Novation and Broadlane,” said Smith. “Also, now that we have closed the acquisition of the McKesson acute-care business, we are rapidly moving forward with the transition. We’re off to a good start with our new acute-care business and new teammates.”

The company will provide updated financial guidance when it releases third quarter 2006 financial results on October 25, 2006.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release, and particularly in the above “outlook” section, may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, Medicare reimbursement rates and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Contact: Jeff Kaczka, Senior Vice President & CFO, 804-723-7500; Richard F. Bozard, Vice President, Treasurer, 804-723-7502; Chuck Graves, Director, Finance, 804-723-7556; or Trudi Allcott, Director, Investor Communications & Media Relations, 804-723-7555.

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